Exhibit 10.1

EXECUTION VERSION

TAX MATTERS AGREEMENT

This Tax Matters Agreement (this “Agreement”) is entered into as of August 5, 2021 by and between Daily Mail and General Trust plc, a public limited company organized under the laws of England and Wales (“Parent”), DMG Atlantic Ltd, a private limited company organized under the laws of England and Wales (“UK Seller” and together with Parent, the “Daily Mail Parties”), and Moody’s Analytics, a Delaware corporation (“Purchaser”) (collectively, the “Parties”). All capitalized terms not defined herein shall have the definitions assigned to such terms in the Purchase Agreement.

RECITALS

WHEREAS, Purchaser has entered into that certain Purchase Agreement dated as of the date hereof by and among Parent, UK Seller, DMG US Investments, Inc., a corporation organized under the laws of Delaware and, before the Closing Date, a wholly owned direct subsidiary of UK Seller (the “Transferred US Entity”) and Purchaser (the “Purchase Agreement”) pursuant to which Purchaser shall acquire all of the Transferred Group Members, including the Transferred US Entity;

WHEREAS, the Transferred US Entity is the parent of the US Group (as defined below);

WHEREAS, immediately prior to the acquisition of the Transferred Shares by Purchaser pursuant to the Purchase Agreement (the “Acquisition”), the Transferred US Entity and its Affiliates will engage in the Pre-Closing Transfers pursuant to the Pre-Closing Transfer Plan;

WHEREAS, it is acknowledged by the Parties that the Transferred Group Members may have Liabilities for Taxes arising in a Pre-Closing Tax Period or from the Pre-Closing Transfers; and

WHEREAS, the Parties desire to set forth their rights and obligations with respect to such Taxes.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.01    General. As used in this Agreement, the following terms shall have the following meanings:

“Acquisition” shall have the meaning set forth in the recitals hereto.

“Agreement” shall have the meaning set forth in the preamble hereto.

“CFC” means a “controlled foreign corporation” as defined in Section 957 of the Code.

“Daily Mail Parties” shall have the meaning set forth in the preamble hereto.

“Draft 338(h)(10) Allocation Statement” shall have the meaning given to such term in Section 2.02.

“Due Date” means, with respect to any Tax Return, the date such Tax Return is due (taking into account any applicable extensions).

“Estimated Tax Payment Surplus” means, with respect to a Pre-Closing Tax Period of the US Group, the excess, if any, of (a) the aggregate amount of the Estimated Tax Payments for such Pre-Closing Tax Period over (b) the amount of Pre-Closing US Group Taxes with respect to such Pre-Closing Tax Period.

“Estimated Tax Payment Shortfall” means, with respect to a Pre-Closing Tax Period of the US Group, the excess, if any, of (a) the amount of Pre-Closing US Group Taxes with respect to such Pre-Closing Tax Period over (b) the Estimated Tax Payments for such Pre-Closing Tax Period.

“Estimated Tax Payments” means, with respect to a Pre-Closing Tax Period, the sum of (a) the aggregate amount of estimated Taxes paid prior to the Closing Date by the US Group for such Pre-Closing Tax Period, (b) the amount of overpayments in prior Tax periods carried forward and credited to such Pre-Closing Tax Period.

“Final 338(h)(10) Allocation Statement” shall have the meaning given to such term in Section 2.02.

“Income Tax” shall mean any federal, state, local or non-U.S. Tax determined by reference to income, gains, net worth, gross receipts, or any Taxes imposed in lieu of such a Tax.

“Income Tax Return” means a Tax Return filed or required to be filed in connection with the determination, assessment or collection of any Income Tax or the administration of any laws, regulations or administrative requirements relating to any such Tax.

“Indemnifiable Taxes” shall mean, without duplication, any and all (a) Separation Taxes, (b) Taxes of any Non-Rome Transferred Group Member for any Pre-Closing Tax Period (other than Pre-Closing US Group Taxes), (c) Pre-Closing US Group Taxes, (d) Taxes of any Person other than a Transferred Group Member imposed on any Transferred Group Member as a result of being a member of any Affiliated Group, other than the US Group, on or before the Closing Date pursuant to Treasury Regulation Section 1.1502-6 or any similar state, local, or non-U.S. Law, or (e) Taxes of any Person other than a Transferred Group Member for which any Transferred Group Member is or becomes liable as a transferee or successor, by Contract (including any Tax sharing, Tax indemnity, or Tax allocation agreement or any other express or implied agreement to indemnify any other Person for Taxes), pursuant to any law (other than pursuant to Treasury Regulation Section 1.1502-6 or any similar state, local, or non-U.S. Law), or otherwise, to the extent such Taxes relate to an event or transaction occurring on or before the Closing Date, except, in each case, to the extent any of the foregoing was reflected as a liability on the Locked Box Balance Sheet, (f) any Transfer Taxes resulting from the US Acquisition which are required by Law to be paid by Purchaser, (g) PRC Taxes, (h) Indirect Indian Taxes or (i) Taxes arising from or imposed on the transfer of stock of the Transferred Indian Entity from AN (Mauritius) Ltd. to Indian Seller in March 2017.

“Indirect Indian Tax” means any withholding Tax imposed by India (or any political subdivision thereof) (including under Section 9 of the India Income Tax Act, 1961 read with Rule 11UB of the India Income Tax Rules, 1962) as the result of the transactions contemplated by the Purchase Agreement or the Indian SPA.

“Law” shall mean any United States or non-United States federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, administrative pronouncement, order, requirement or rule of law (including common law), or any tax treaty.

“Non-Rome Transferred Group Members” means the Transferred US Entity and DMGT US Inc., a Delaware corporation.

“Parties” shall have the meaning set forth in the preamble hereto.

“Person” shall mean an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof, without regard to whether any entity is treated as disregarded for United States federal income Tax purposes.

“PRC Taxes” means any and all Taxes imposed under applicable Law of the People’s Republic of China (or any political subdivision thereof) (the “PRC”) (including, for the avoidance of doubt, any Taxes imposed under Public Notice [2015] No. 7 issued by the PRC State Administration of Taxation) with respect to the transactions contemplated by the Purchase Agreement.

“Pre-Closing US Group Taxes” means all Taxes of the US Group for any Pre-Closing Tax Period, but only to the extent such Taxes are not attributable to activities of the Rome Business after the Locked Box Date, as determined pursuant to Section 2.04 of this Agreement; provided that Pre-Closing US Group Taxes for the taxable period ending on the Closing Date shall be calculated as if all Seller Deductions were recognized in such taxable period without regard to the taxable period in which they would be recognized for U.S. federal income tax purposes; provided further that, for the avoidance of doubt, if any items of income, gain, loss, deduction or credit incorporated into the calculation of Pre-Closing US Group Taxes are adjusted as a result of a Tax Proceeding (including, for the further avoidance of doubt, any such items previously determined by the Parties to be Seller Deductions), the amount of Pre-Closing US Group Taxes shall be recalculated to give effect to such adjustment and any additional amount owing or refunded shall be subject to the indemnification and refund provisions of Sections 4.01 and 2.06, respectively.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on and including the Closing Date.

“Pre-Closing Transfer” means any step, action, or transfer that takes place pursuant to the Pre-Closing Transfer Plan.

“Pre-Closing Transfer Plan” means the plan of actions to be undertaken or effected by Parent, UK Seller or any of their respective Affiliates to implement the Pre-Closing Transfers as set forth on Exhibit A hereto (as amended, restated, supplemented or otherwise modified from time to time, in each case, so long as such amendment, restatement, supplement or modification (i) is provided by Parent to Purchaser in advance of the consummation of the Pre-Closing Transfers, (ii) would not have an adverse effect on Purchaser’s valuation of the Rome Business or the assets, properties, financial condition or results of the Transferred Group Members, taken as whole, (iii) would not, in the reasonable determination of Purchaser, give rise to any additional unindemnified Liability with respect to the Transferred Group Members, and (iv) is consented to in writing by Purchaser in advance of such amendment, restatement, supplement or modification (such consent not to be unreasonably withheld, conditioned, or delayed).

“Purchase Agreement” shall have the meaning set forth in the recitals hereto.

“Purchaser Indemnitees” shall mean Purchaser, each Purchaser Subsidiary (including after the Closing Date, the Transferred Group Members and the Transferred Indian Entity) and each of their respective Affiliates and their respective Representatives.

“QSP Equity Interests” means the Zenz Non-Rome Equity Interests (other than the shares of LineVision Inc. and Compstak Inc.) and the shares of the Subsidiaries of the issuers of such Zenz Non-Rome Equity Interests (as of the time of the Share Redemption).

“Retainer Account” shall mean a notional account with an initial balance equal to the Tax Deposit, reduced by any indemnity or other payments treated as paid from such account pursuant to Section 3.07.

“Rome Group Members” means the following entities (i) Rome Holdings, (ii) the Rome Entity, (iii) RMS Worldwide, Inc., (iv) RMS UK Holdings, Inc., (v) Risk Management Solutions (Bermuda), Ltd, (vi) RMS Japan Corporation, (vii) Risk Management Solutions Limited, and (viii) the Rome UK Entity.

“Rome Tax Items” means all items of income, gain, loss, deduction or credit reflected on a Tax Return of the US Group for the taxable years beginning on or after October 1, 2020 attributable to the Rome Group Members or arising out of or resulting from the Rome Business, Rome Assets or Rome Liabilities, in each case other than any Seller Deductions.

“Seller Deductions” means all items of loss, deduction or credit arising out of or resulting from any Transaction Expenses (as finally determined) or any amounts required to be paid pursuant to Section 2.04 of the Purchase Agreement, in each case, to the extent that such items are “more-likely-than-not” deductible under applicable Law, as determined by a “Big Four” accounting firm.

“Separation Taxes” shall mean any Taxes incurred directly or indirectly as a result of any actions taken pursuant to the Pre-Closing Transfer Plan, including for the avoidance of doubt and without duplication (i) any Transfer Taxes imposed in connection with the Pre-Closing Transfers, (ii) any Tax imposed on income or gain (including the taking into account of such income or gain under the U.S. federal consolidated return rules (or any comparable provision of state, local, or non-U.S. Law) if such income or gain was deferred under such rules) recognized on any Pre-Closing Transfer, and (iii) any Tax resulting from the elections described in Section 2.02; provided that, except as set forth in clauses (ii) and (iii), Separation Taxes shall not include any Taxes arising from circumstances or transactions occurring after the Closing Date.

“Share Redemption” shall have the meaning set forth on Exhibit A hereto.

“Straddle Period” shall mean any taxable period that includes (but does not end on) the Closing Date. For any Straddle Period, the amount of Taxes for a Pre-Closing Tax Period shall be calculated (a) in the case of any Tax based upon or related to income, sales, payroll, or receipts, on the basis of a deemed closing of the Tax year of the Transferred Group Member as of the end of the Closing Date, (b) in the case of real, personal and intangible property Taxes and other similar periodic or ad valorem Taxes, to equal the amount of all such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in such Straddle Period through and including the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period, and (c) in the case of any Tax imposed with respect to an interest in an entity treated as a CFC, partnership, or disregarded entity for purposes of the Code, as if the taxable year of such CFC, partnership, or disregarded entity ended on the end of the Closing Date.

“Tax” or “Taxes” means any federal, state, local, foreign or other tax, levy, impost, fee, duty, charge or similar amount, including any income, gross receipts, franchise, estimated, alternative minimum, add-on minimum (including under Section 59A of the Code), sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, escheat or unclaimed property (whether or not considered a Tax under applicable law), occupation, premium, windfall profit, environmental, real property, customs duties, personal property, capital stock, social security, unemployment, disability, payroll, license, or employee or similar withholding tax, or other assessment in the nature of a tax imposed by any Governmental Entity, together with any interest, penalties or additions to tax or additional amounts in respect of the foregoing or due in connection with any failure to timely or properly file a Tax Return, whether disputed or not.

“Tax Attribute” shall mean net operating losses, capital losses, investment tax credit carryovers, earnings and profits, foreign tax credit carryovers, overall foreign losses, previously taxed income, separate limitation losses, carryforwards of disallowed business interest under Section 163(j) of the Code and any other losses, deductions, credits or other comparable items that could affect a Tax liability for a past or future taxable period.

“Tax Matter” shall have the meaning given to such term in Section 2.09.

“Tax Proceeding” means any audit, claim, investigation, inquiry, lawsuit or other proceeding in any jurisdiction in respect of Taxes by a Taxing Authority.

“Taxing Authority” means any Governmental Entity having the power to determine, regulate, impose or collect Taxes or having responsibility or authority for the administration of any laws, regulations or administrative requirements relating to any Tax.

“Tax Return” means any return, statement, schedule, declaration, report, claim for refund, information return or other document (including any related or supporting schedule, statement or information and including any amendment thereof, and including all Forms 1099, FinCEN Form 114, Form TD F 90-22.1 and any predecessor or successor forms thereto) filed or required to be filed in connection with the determination, assessment or collection of any Tax of any party or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Transfer Taxes” means any transfer, stamp, sales, use, gross receipts, value added, goods and services, harmonized sales, land transfer or other similar Taxes.

“Transferred Group Members” shall mean the Non-Rome Transferred Group Members and the Rome Group Members.

“Transferred Shares” shall mean all the issued and outstanding common shares of the Transferred US Entity.

“Transferred US Entity” shall have the meaning set forth in the recitals hereto.

“Treasury Regulations” shall mean the regulations promulgated from time to time under the Code as in effect for the relevant tax period.

“US Group” shall mean the Affiliated Group for U.S. federal income tax purposes of which the Transferred US Entity is the common parent.

“UK Seller” shall have the meaning set forth in the preamble hereto.

“Zenz Non-Rome Equity Interests” has the meaning set forth on Exhibit A

“Zenz Loan Receivables” has the meaning set forth on Exhibit A.

1.02    Interpretation. For all purposes of this Agreement: (i) the terms defined in this Agreement include the plural as well as the singular; (ii) all references in this Agreement to “Preamble”, “Recitals”, “Articles”, “Sections” and other subdivisions are to the designated Preamble, Recitals, Articles, Sections and other subdivisions of the body of this Agreement; (iii) pronouns of either gender or neuter include, as appropriate, the other pronoun forms; (iv) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; (v) “or” is not exclusive; (vi) “including” shall be deemed to be followed by “but not limited to”; and (vii) any definition of or reference to any statute shall be construed as referring also to any rules and regulations promulgated thereunder.

ARTICLE II

TAX MATTERS

2.01    Tax Returns.

(a) Following the Closing, Parent shall (at its expense) prepare or cause to be prepared any (i) federal Income Tax Return for the US Group, (ii) any U.S. state and local Income Tax Returns of the Non-Rome Transferred Group Members and (iii) the corporation Income Tax Return of the Rome UK Entity, in each case, (x) with respect to any Pre-Closing Tax Period and any Straddle Period, or a portion thereof, and (y) for which the original Tax Return has not been filed prior to the Closing (the Tax Returns described in clauses (i), (ii)

and (iii), “Daily Mail Prepared Returns”) in each case in a manner consistent with the past practice of each such entity (to the extent consistent with applicable Law), the Intended Tax Treatment, and the Final 338(h)(10) Allocation Statement. Parent shall submit a draft of any Daily Mail Prepared Return to Purchaser for review and comment at least 30 days prior to the Due Date of such Daily Mail Prepared Return. Parent shall revise each such Tax Return to take into account, in each case, any reasonable comments that Purchaser provides to Parent at least 5 Business Days prior to the Due Date of such Daily Mail Prepared Return; provided that Parent shall not be required to so revise if either (A) both the position reflected on Parent’s draft Daily Mail Prepared Return and the position reflected on Purchaser’s comments are reasonable but neither is supportable at a “more-likely-than-not” standard, as determined by a “Big Four” accounting firm or (B) Parent’s position is supportable at a “more-likely-than-not” standard, as determined by a “Big Four” accounting firm. If Parent revises such Parent Prepared Return, shall deliver a revised draft of such Parent Prepared Return to Purchaser at least 2 days prior to such Due Date. Purchaser shall, and shall cause the Transferred Group Members to, timely file each Daily Mail Prepared Return prior to the applicable Due Date.

(b) Purchaser shall prepare or cause to be prepared all Tax Returns of (or which include) the Transferred Group Members for any complete Pre-Closing Tax Period or any Straddle Period that are first required to be filed after the Closing Date, other than any Daily Mail Prepared Return (the “Purchaser Prepared Returns”), in each case in a manner consistent with the past practice of the applicable entity (to the extent consistent with applicable Law), the Intended Tax Treatment and the Final 338(h)(10) Allocation Statement. Purchaser shall submit a draft of such Purchaser Prepared Return to Parent for review and comment at least 30 days, in the case of any Income Tax Return, and 10 days, in the case of any other Purchaser Prepared Return, prior to the Due Date of such Purchaser Prepared Return. Purchaser shall revise such Purchaser Prepared Return to take into account all reasonable comments of Parent provided at least 5 Business Days prior to the applicable Due Date. Purchaser shall, and shall cause the Transferred Group Members and their Subsidiaries (as applicable) to, timely file such Purchaser Prepared Return prior to the applicable Due Date, and promptly provide Parent with a copy of the final version of such Purchaser Prepared Return.

(c) To the extent that any Taxes reflected on any Daily Mail Prepared Return or any Purchaser Prepared Return are Indemnifiable Taxes, the Daily Mail Parties shall pay to Purchaser an amount equal to any unpaid Taxes reflected as due on such Tax Return that are Indemnifiable Taxes at least 5 days prior to the Due Date; provided that in the case of a consolidated U.S. federal Income Tax Return of the US Group for a Pre-Closing Tax Period, the amount payable under this paragraph (c) shall be the Estimated Tax Payment Shortfall. All payments under this paragraph (c) shall be treated as payments of Indemnifiable Taxes.

(d) To the extent permitted under applicable Law (under a “more likely than not” or higher standard), the Parties shall cause the Transferred Group Members to use any Tax Attribute of a Transferred Group Member arising in any Pre-Closing Tax Period in order to reduce the amount of any Indemnifiable Taxes.

(e) For the avoidance of doubt, the determination of whether Taxes are Indemnifiable Taxes shall not be affected by whether Purchaser or the Daily Mail Parties have provided any comments on any Tax Returns or whether such comments have been reflected in the preparation of any Tax Returns, in each case, pursuant to this Section 2.01.

2.02    Tax Elections. The Transferred US Entity and UK Seller shall make an election pursuant to Section 338(h)(10) of the Code and a protective election pursuant to Section 336(e) of the Code (and any corresponding elections under state and local Tax Law) with respect to any actual or deemed purchase and/or disposition of any of the QSP Equity Interests pursuant to the Share Redemption as Parent shall, at its sole discretion, determine. In addition, the Transferred US Entity shall make an election under Treasury Regulation Section 1.1502-13(f)(5)(ii) (and any corresponding election under state Law) with respect to any eligible Pre-Closing Transfer as Parent shall, at its sole discretion, determine. Within 60 days after the Closing Date, Parent shall deliver (or cause to be delivered) to Purchaser a statement (the “Draft 338(h)(10) Allocation Statement”) allocating the “aggregate deemed sales price” (as such term is defined in Treasury Regulation Section 1.338-4) in accordance with the treasury regulations promulgated under Section 338(h)(10) of the Code. Parent shall consider in good faith any reasonable comments that Purchaser provides to Parent within 20 days after the delivery of the Draft 338(h)(10) Allocation Statement (as so revised, the “Final 338(h)(10) Allocation Statement”). Parent and Purchaser shall and shall cause their respective Subsidiaries to file all Tax Returns in a manner consistent with the Final 338(h)(10) Allocation Statement and shall not take any position on any Tax Return or in any Tax Proceeding in a manner inconsistent with the Final 338(h)(10) Allocation Statement, in each case, unless otherwise required pursuant to a Final Determination.

2.03    Intended Tax Treatment. For U.S. federal Tax purposes, and applicable state, local and non-U.S. Tax purposes, the parties intend that the transactions set forth in this Agreement shall be treated as follows (the “Intended Tax Treatment”):

(a)    the Share Redemption is intended to be treated as a distribution in payment in exchange for common shares of the Transferred US Entity as described in Section 302(a) of the Code, of: (A) the Zenz Non-Rome Equity Interests, and (B) the Zenz Loan Receivables;

(b)    the Share Redemption is intended to qualify as a “qualified stock purchase” as defined in Section 338(d)(3) of the Code (and the treasury regulations thereunder) or a “qualified stock disposition” as defined in Treasury Regulations Section 1.336-1(a)(6), in each case, of the QSP Equity Interests distributed in the Share Redemption (and, to the extent applicable, the other QSP Equity Interests) and;

(c)    the taxable year of the US Group shall terminate at the end of the Closing Date, and the members thereof on the Closing Date shall each join the Affiliated Group which includes the Purchaser as a member at the beginning of the day after the Closing Date.

The Parties shall report the Share Redemption and Acquisition in a manner consistent with the Intended Tax Treatment for all Tax purposes and shall not take any position on any Tax Return or in any Tax Proceeding inconsistent with the Intended Tax Treatment unless (x) otherwise permitted pursuant to this Agreement, (y) as required pursuant to a Final Determination or (z) as determined in good faith by any Party in order to settle or compromise any Tax Proceeding.

2.04    Calculation of Pre-Closing US Group Taxes. The extent to which Taxes of the US Group for any Pre-Closing Tax Period are not attributable to activities of the Rome Business after the Locked Box Date shall be calculated by subtracting, from the Taxes of the US Group for such Pre-Closing Tax Period, an amount equal to: (a) the amount of incremental Taxes incurred by the US Group for such Pre-Closing Tax Period as a result of the inclusion of the Rome Tax Items on the applicable Tax Return of the US Group (determined on a “with-and-without” basis), multiplied by (b) a fraction the numerator of which is the number of calendar days in such Pre-Closing Tax Period after the Locked Box Date and the denominator of which is the number of calendar days in the entire Pre-Closing Tax Period; provided, however, that Separation Taxes shall be considered Taxes not attributable to activities of the Rome Business after the Locked Box Date for purposes of the calculation described in this Section 2.04.

2.05    Tax Proceedings.

(a)    The Daily Mail Parties and Purchaser, as the case may be, shall as soon as reasonably practicable (but in any event no later than 15 days) notify the other party in writing upon receipt by it or any of its Affiliates of any communication from a Governmental Entity concerning any initiated or threatened Tax Proceeding that could reasonably be expected to result in a claim in respect of Taxes under this Agreement.

(b)    Parent shall control and defend the conduct of any Tax Proceeding that relates to Indemnifiable Taxes solely for a taxable period ending on or before the Closing Date; provided that (A) Parent shall keep Purchaser fully informed regarding the progress and substantive aspects of such Tax Proceeding, (B) Purchaser may, at its own cost, participate in any meeting or Tax Proceeding, and (C) Parent shall not settle or consent to the entry of any order, ruling, decision, or other similar determination or finding with respect to any such Tax Proceeding without Purchaser’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed.

(c)    Purchaser shall control and defend the conduct of any other Tax Proceedings; provided that for any Tax Proceedings that relate to any Indemnifiable Tax (A) Purchaser shall defend such Tax Proceeding diligently and in good faith, (B) Parent shall be entitled to participate in such Tax Proceeding (at its own expense) and Purchaser shall keep Parent fully informed regarding the progress and substantive aspects of such Tax Proceeding, and (C) Purchaser shall not settle or consent to the entry of any order, ruling, decision, or other similar determination or finding with respect to any such Tax Proceeding in a manner that could reasonably be expected to result in any additional Indemnifiable Taxes without Parent’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed.

2.06    Refunds and Credits. The UK Seller shall be entitled to any refund, or offset or credit received in lieu of a refund, of any Indemnifiable Taxes, in each case other than any refund, offset or credit that (i) was reflected as an asset on the Locked Box Balance Sheet, (ii) arises from the carryback of any Tax Attribute of Purchaser and its Affiliates (other than the Transferred Group Members) or that was generated after the Closing Date, or (iii) is subject to a payment obligation of any Transferred Group Member to another Person that is in effect on or before the Closing Date (each, a “Tax Refund”). If Purchaser or any of its Affiliates (including, following the Closing, any Transferred Group Member) receives or becomes entitled to a Tax Refund, Purchaser shall pay an amount equal to the Tax Refund to the UK Seller, net of any Taxes and reasonable out-of-pocket costs incurred as a result of obtaining or receiving the Tax Refund, within 10 days after receipt thereof or entitlement thereto. For purposes of this Section 2.06, any Estimated Tax Payment Surplus shall be treated as a refund or credit of Indemnifiable Taxes for the Pre-Closing Tax Period to which such Estimated Tax Surplus relates, received on the date the consolidated U.S. federal Income Tax Return for such Pre-Closing Tax Period is filed. For the avoidance of doubt, Purchaser shall have no obligation to pay or reimburse the UK Seller for the use of any Tax Attribute, and no utilization of any Tax Attribute in a taxable period other than a Pre-Closing Tax Period shall constitute a Tax Refund (it being understood that, solely for purposes of this sentence, offsets or credits received in lieu of a refund shall not be considered Tax Attributes).

2.07    Post-Closing Actions. Following the Closing Date, unless required by applicable Law or contemplated by this Agreement or the Purchase Agreement, Purchaser will not (and will not cause or permit its Affiliates to), (A) make or change any Tax election with respect to any Transferred Group Member effective for any Pre-Closing Tax Period, (B) amend any Tax Return relating to a Pre-Closing Tax Period (except, for the avoidance of doubt, if such amendment is required to be made by a Governmental Entity) or (C) extend or waive any period for the assessment of any Tax of the Transferred Group Members for any Pre-Closing Tax Period, in each case, without Parent’s prior written consent (not to be unreasonably withheld, conditioned, or delayed), to the extent doing so could reasonably be expected to give rise to additional Indemnifiable Taxes.

2.08    Termination of Tax Sharing Agreements. Parent shall cause all tax sharing, tax indemnification, or tax distribution agreements to which any Transferred Group Member is a party (excluding this Agreement and any agreement entered into in the ordinary course of business the principal purpose of which is not related to Taxes) to be terminated as of 12:01 a.m. local time on the Closing Date and shall ensure that the Transferred Group Members are not bound thereby or have any Liability thereunder with respect to any taxable period.

2.09    Cooperation. Subject to Section 2.01 and 2.05, Parent and Purchaser shall, and shall cause their respective Affiliates and employees to, cooperate fully, as and to the extent reasonably requested by the other party in connection with any matter relating to a Tax election, Tax Return, claim for any credit or refund or Tax Proceeding (a “Tax Matter”). The requesting party shall bear all reasonable out of pocket costs or expenses incurred by the other party in connection with any such request. Such cooperation shall include: (i) the retention and (upon any other party’s request) the provision of records and information that are reasonably relevant to any such Tax Matter and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder; (ii) the execution of any document that may be necessary or reasonably helpful in connection with any Tax Matter; and (iii) the use of the parties’ reasonable best efforts to obtain any documentation that may be necessary or reasonably helpful in connection with any Tax Matter. Purchaser agrees to: (A) retain, and cause its Subsidiaries to retain, all books and records with respect to Tax Matters until the earlier of 7 years from the Closing Date and the expiration of the applicable statute of limitations (and, to the extent notified by Parent, any extensions thereof), provided, that if a Tax

Proceeding is ongoing at such time, then Purchaser shall retain such books and records that relate to such Tax Proceeding until the conclusion of such Tax Proceeding; (B) to abide by all record retention agreements entered into with any Governmental Entity prior to the Closing Date; and (C) give Parent reasonable written notice prior to transferring, destroying or discarding any such books and records and, if Parent so requests, allow Parent to make copies of such books and records.

ARTICLE III

INDEMNITY OBLIGATIONS

3.01    Indemnification. From and after the Closing Date, the Daily Mail Parties shall (and shall each cause their respective Subsidiaries (other than the Transferred Group Members, for the avoidance of doubt) to) jointly and severally indemnify, defend and hold harmless each Purchaser Indemnitee from and against any and all Indemnifiable Taxes plus any reasonable out of pocket costs or expenses incurred in connection with any Indemnifiable Taxes, other than (i) any Indemnifiable Taxes paid pursuant to Section 2.01 and (ii) any Indemnifiable Taxes that arise out or, result from, or are imposed by reason of a breach or non-fulfillment of Sections 2.02, 2.03 and 2.07.

3.02    Indemnification Procedure. Subject to Section 2.05, if Purchaser is required to pay to a Taxing Authority any Indemnifiable Taxes, Purchaser shall notify Parent, in writing, of its obligation to pay such Indemnifiable Taxes and, in reasonably sufficient detail, its calculation of the amount due by the Daily Mail Parties to Purchaser. The Daily Mail Parties shall pay such amount to Purchaser no later than the later of (i) 5 Business Days prior to the date on which such payment is due to the applicable Taxing Authority or (ii) 15 Business Days after the receipt of notice from Purchaser.

3.03    Survival and Scope of Indemnity Obligations. All indemnity obligations of the Daily Mail Parties hereunder shall continue for the duration of any statute of limitations applicable to the relevant Tax, plus 60 days. The Parties agree that the liability of the Daily Mail Parties pursuant to this Agreement is not limited as to amount. For the avoidance of doubt, the indemnification obligations under this Agreement are not subject to, and supersede, any of the requirements and limitations set forth in Article XI of the Purchase Agreement.

3.04    Calculation of Indemnity Payments. Any amounts required to be indemnified under this Article III shall be net of (i) any amounts recovered by the Purchaser Indemnitee under any insurance policies with respect to the Indemnifiable Taxes giving rise to any obligation under this Article III and (ii) any cash tax benefit derived by the Purchaser Indemnitee as result of such Indemnifiable Taxes giving rise to any obligation under this Article III, to the extent the benefit is actually realized in the taxable year in which such Indemnifiable Taxes are paid or incurred (calculated on a “with-and-without” basis). If a Purchaser Indemnitee recovers any such amount or derives any such benefit after receiving the applicable indemnity payment, it shall repay to the UK Seller such indemnity payment up the amount of such recovery or benefit.

3.05    Tax Treatment of Indemnity Payments. The Parties agree to treat any payments made pursuant to this Article III and Sections 2.01(a) and 2.06 as an adjustment to the Purchase Price for all applicable Tax purposes, except as otherwise required by applicable Law or pursuant to a Final Determination.

3.06    Sole and Exclusive Remedy. Purchaser acknowledges and agrees that, following the Closing, Purchaser and the Purchaser Indemnitees’ sole and exclusive remedy with respect to any and all claims relating to Indemnifiable Taxes shall be pursuant to the provisions set forth in this Article III. This Section 3.06 shall not apply to any breach following the Closing of any covenant or agreement contained in this Agreement.

3.07    Retainer Account. Notwithstanding anything to the contrary herein, all amounts otherwise payable by the Daily Mail Parties hereunder shall be satisfied first by payment from the Retainer Account, and the Daily Mail Parties shall have no obligation to make any payment hereunder until the balance of the Retainer Account has been reduced to zero. Within 10 days of the filing of the consolidated U.S. federal Income Tax Return for the US Group for the tax period that ends on the Closing Date, Purchaser shall pay to the UK Seller an amount equal to the positive balance, if any, remaining in the Retainer Account (after which time, for the avoidance of doubt, the balance of the Retainer Account shall be zero and the Daily Mail Parties shall be responsible for all payment obligations hereunder). Prior to each payment from the Retainer Account, Purchaser shall provide the Daily Mail Parties with the notification described in Section 3.02, together with a notification of the amount that will remain in the Retainer Account following such payment. In addition, Purchaser shall reasonably promptly provide the Daily Mail Parties with the current balance of the Retainer Account upon the request of the Daily Mail Parties from time to time.

ARTICLE IV

MISCELLANEOUS PROVISIONS

4.01    Assignability. This Agreement shall be binding upon and inure to the benefit of the Parties hereto, and their respective successors and permitted assigns. Except as otherwise provided for in this Agreement, this Agreement shall not be assignable, in whole or in part, directly or indirectly, by either Party without the express written consent of the other Party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void. A Party hereto may assign its respective rights or delegate its respective obligations under this Agreement to any Affiliate of such Party; provided, however, that in connection with each such assignment or delegation, (i) the assigning Party provides a guarantee to the non-assigning Party for any liability or obligation assigned or delegated pursuant to this Section 4.01 and (ii) in the case of an assignment by Purchaser, the amount payable by the Daily Mail Parties hereunder shall not exceed the amount that would have been payable had no such assignment occurred.

4.02    No Fiduciary Relationship. The duties and obligations of the Parties, and their respective successors and permitted assigns, contained herein are the extent of the duties and obligations contemplated by this Agreement; nothing in this Agreement is intended to create a fiduciary relationship between the Parties hereto, or any of their successors and permitted assigns, or create any relationship or obligations other than those explicitly described.

4.03    Further Assurances. Subject to the provisions hereof, the Parties hereto shall make, execute, acknowledge and deliver such other instruments and documents, and take all such other actions, as may be reasonably required in order to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby.

4.04    Notices. All notices, requests, claims, demands or other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile or electronic transmission with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 4.04):

If to Daily Mail Parties, to:

Daily Mail and General Trust plc

Northcliffe House

2 Derry Street

London, W8 5TT

United Kingdom

Attention: Spencer Davis

        Fran Sallas

Email:       spencer.davis@dmgt.com

        fran.sallas@dmgt.com

with a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

Attention: Richard Hall

        J. Leonard Teti II

Email:       rhall@cravath.com

        lteti@cravath.com

Slaughter and May

One Bunhill Row

London

EC1Y 8YY

Attention: David Watkins

Email:      david.watkins@slaughterandmay.com

If to Purchaser, to:

Moody’s Corporation

7 World Trade Center at

250 Greenwich Street

New York, NY 10007

Attention: Andy Shapiro

E-mail:     andy.shapiro@moodys.com

with a copy (which shall not constitute notice) to:

Paul Hastings, LLP

4747 Executive Drive, Ste. 1200

San Diego, CA 92121

Attention: Carl R. Sanchez

Email:     carlsanchez@paulhastings.com

Any Party may, by notice to the other Party, change the address to which such notices are to be given.

4.05    No Circumvention. The Parties agree not to directly or indirectly take any actions, act in concert with any Person who takes an action, or cause or allow any member of any such Party’s Group to take any actions (including the failure to take a reasonable action) such that the resulting effect is to materially undermine the effectiveness of any of the provisions of this Agreement (including adversely affecting the rights or ability of any Party to successfully pursue indemnification or payment pursuant to the provisions of this Agreement).

4.06    No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation, or recovery with respect to any matter arising out of the same facts and circumstances.

4.07    Purchase Agreement. To the extent not inconsistent with any specific term of this Agreement, the provisions of the Purchase Agreement shall apply in relevant part to this Agreement. As contemplated by the Purchase Agreement, this Agreement shall become effective on the Closing Date. If the Purchase Agreement is terminated prior to the Closing, this Agreement shall automatically terminate, and no party shall have any liability hereunder.

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IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day and year first above written.

DAILY MAIL AND GENERAL TRUST PLC

By:	/s/ Paul Zwillenberg

Name:	Paul Zwillenberg
Title:	Director

DMG ATLANTIC LTD

By:	/s/ Paul Zwillenberg

Name:	Paul Zwillenberg
Title:	Director

MOODY’S ANALYTICS, INC.

By:	/s/ Stephen Tulenko

Name:	Stephen Tulenko
Title:	President

Exhibit A – Pre-Closing Transfer Plan